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                                                                    EXHIBIT 16.1

                       [LETTERHEAD OF ERNST & YOUNG LLP]

May 29, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

    We have read Item 4 of Form 8-K dated May 20, 1998, of Informix Corporation and believe it is not complete as to reportable events as described in Item 304
(a)(1)(v) of Regulation S-K. We believe the ninth paragraph of Item 4 included on page 3 therein should be replaced by the following two sentences. On April 29, 1998, E&Y informed the Audit Committee of the Board that, in connection with the audit of the Company's fiscal 1977 consolidated financial statements, the lack of appropriate resources, analyses, and process structure in the accounting and financial reporting departments of the Company resulted in delays in closing the books, numerous and material amounts of post-closing entries and audit adjustments required to be recorded by the Company, and difficulty in accumulating accurate information necessary for financial statement disclosure in a timely manner. E&Y considers this condition to be a material weakness.

    We are in agreement with the statements contained in the first sentence of the second paragraph, the third paragraph, the fourth paragraph, the first sentence of the fifth paragraph, the first part of the second sentence of the fifth paragraph through and including the words "has been deferred", the fourth sentence of the fifth paragraph as it relates to our Firm, the first sentence of the sixth paragraph, the seventh paragraph, the first and second sentence of the eighth paragraph, and the first sentence of the tenth paragraph on pages 2 and 3 therein. In addition, we have no basis to agree or disagree with other statements of the registrant contained therein.

    Regarding the registrant's statements concerning the lack of internal controls to prepare financial statements, included in the eighth and ninth paragraphs of Item 4 on page 2 and 3 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant's consolidated financial statements for the years ended December 31, 1997, 1996, 1995, and 1994.

                                          /s/ Ernst & Young